EXHIBIT 15.1

LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

Board of Directors and Shareholders

UnumProvident Corporation

We are aware of the incorporation by reference in the Registration Statement Form S-3 of UnumProvident Corporation for the registration of 12,000,000 8.25% Adjustable Conversion-Rate Equity Security Units and the underlying securities constituting such equity security units of our report dated May 5, 2004 relating to the unaudited condensed consolidated interim financial statements of UnumProvident Corporation that are included in its Form 10-Q for the quarter ended March 31, 2004.

/s/ ERNST & YOUNG LLP
Chattanooga, Tennessee May 13, 2004